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                             PARTICIPATION AGREEMENT

                  This Participation Agreement (this "Agreement") is made as of August 13, 1999 between USX Corporation ("USX") and Republic Technologies International, LLC ("Republic").

                              W I T N E S S E T H :

                  Whereas, pursuant to the Asset Purchase and Contribution Agreement dated as of May 31, 1989 and an Assignment and Assumption Agreement dated June 30, 1989 (collectively, the "Asset Agreements") both among Kobe Steel, Ltd., Kobe/Lorain Inc., USX, USS Lorain Holding Company, Inc. and USS/KOBE Steel Company ("UKS"), UKS has been performing USX's obligations under, inter alia, certain agreements set forth in Schedule 2.1 (d) (4) of the aforesaid Asset Purchase and Contribution Agreement respecting: (a) $4,745,000 Ohio Air Quality Development Authority Floating Rate Environmental Improvement Revenue Bonds, 1980 Series B (United States Steel Corporation Project) (the "1980B Bonds"), and (b) $9,000,000 State of Ohio Variable Rate Demand Environmental Improvement Revenue Bonds, Series 1984 (United States Steel Corporation Project) (the "1984 Bonds"); and

                  Whereas, on November 16, 1995, USX engaged in the refunding of various environmental revenue bonds, including the 1980B Bonds, in order to achieve debt service savings and to extend the maturities of such bonds; and

                  Whereas, because UKS would benefit from that refunding, it entered into a Participation Agreement with USX dated November 16, 1995 (the "1995 Participation Agreement") pursuant to which UKS agreed to pay the debt service on $4,745,000 (46.70%) of $10,160,000 Ohio Air Quality Development Authority Variable Rate Environmental Improvement Revenue Bonds (USX Corporation Project) Refunding Series of 1995 (the "1995 Bonds"-- the 1984 Bonds and the 1995 Bonds are collectively referred to as the "Bonds"); and

                  Whereas, Republic has, on the date hereof, effectively merged with UKS and in connection therewith it has been agreed Republic will, to the extent set forth in this Agreement, assume USX's obligations respecting the 1984 Bonds as well as 46.70% of USX's obligations respecting the 1995 Bonds as set forth herein (collectively, the "EIRB Obligations").

                  Now, therefore, in consideration of the premises and intending to be legally bound, the parties hereto agree as follows:

                  1. Republic assumes all of USX's payment obligations respecting the EIRB Obligations including, without limitation, the obligation to pay debt service on the 1984 Bonds and 46.70% of the debt service on the 1995 Bonds. The term "debt service" is meant to include all sums due with respect to the Bonds including, without limitation, payments of principal, interest and premium, letter of credit fees and expenses, trustee fees and expenses, issuer fees and expenses and remarketing fees and expenses.

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                  2. Republic agrees to employ all reasonable efforts to take all such action or refrain from acting so as to assure USX's compliance, and to cooperate with USX in its endeavors to comply, with its obligations under the various documents respecting the Bonds (collectively, the "Bond Documents") including, without limitation, covenants respecting the financed facilities, in each case, necessary to avoid the occurrence of an Event of Default under the Bond Documents or cause the interest on the Bonds to be included in the gross income of the holders thereof except holders who are "substantial users" or "related persons" as defined in Section 147(a) of the Internal Revenue Code of 1986, as amended or its predecessor.

                  3. Subject to USX's discretion regarding the availability of letters of credit respecting the Bonds as hereinafter described, Republic may from time to time direct conversion of the 1984 Bonds to different interest rate periods by providing an appropriate notice (i.e., so as to allow sufficient time under the provisions of the Bond Documents respecting the 1984 Bonds) in writing to USX, and USX shall undertake all reasonable efforts to effectuate such conversion. If Republic notifies USX in writing that Republic elects to lawfully redeem all or part of the 1984 Bonds and supplies adequate funds therefor, USX shall be required to effectuate such redemption(s) and Republic's obligations under this Agreement shall be reduced accordingly. USX shall not, without the prior written consent of Republic, direct the redemption of any 1984 Bonds prior to maturity. Except as expressly granted by this Agreement, Republic shall have no rights with respect to the 1984 Bonds. USX will not, without the prior written consent of Republic, convert the 1984 Bonds to a different interest rate. Notwithstanding anything in this Agreement to the contrary, Republic's ability to direct conversion of the 1984 Bonds to a different interest rate period and maintain a given interest rate period shall be subject to USX's willingness to maintain an appropriate letter of credit respecting the 1984 Bonds.

                  4. Republic may from time to time suggest conversion of the 1995 Bonds to different interest rate periods to USX, but may not direct such conversions. If Republic notifies USX in writing that Republic elects to lawfully redeem all or part of its 46.70% share of the 1995 Bonds and supplies adequate funds therefor, USX shall be required to effectuate such redemption(s) and Republic's obligations under this Agreement shall be reduced accordingly. USX shall not, without the prior written consent of Republic, direct the redemption of any 1995 Bonds attributable to Republic's 46.70% share of the 1995 Bonds prior to maturity. Except as expressly granted by this Agreement, Republic shall have no rights with respect to the 1995 Bonds. USX shall, inter alia, be entitled to convert the 1995 Bonds to different interest rates at any time, provided that it shall advise Republic in writing at or prior to such conversion. Notwithstanding the foregoing and subject to USX's rights regarding its ability not to extend or renew letters of credit as set forth elsewhere in this Agreement, USX will not convert the 1995 Bonds to a fixed interest rate without the prior written consent of Republic.

                  5. USX represents and warrants that to the best of its knowledge: (a) there are no matured or unmatured events of default currently outstanding under the Bonds Documents that could reasonably be expected to cause an acceleration of the obligations thereunder, and (b) the interest on the Bonds is excludible from gross income of the holders thereof except holders who are "substantial users" or "related persons" as defined in Section 147(a) of the Internal Revenue Code of 1986, as amended or its predecessor.



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                  USX agrees to employ all reasonable efforts to take all such action or refrain from acting so as to assure compliance with its obligations under the Bond Documents including, without limitation, covenants respecting the financed facilities in each case necessary to avoid the occurrence of an event of default under the Bond Documents or cause the interest on the Bonds to be included in the gross income of the holders thereof except holders who are "substantial users" or "related persons" as defined in Section 147(a) of the Internal Revenue Code of 1986, as amended or its predecessor.

                  USX agrees to refrain from amending or modifying the Bond Documents without the prior written consent of Republic (such consent not to be unreasonably withheld or delayed).

                  USX shall have no obligation to maintain any letter of credit with respect to the Bonds. If any such letter of credit is terminated, USX shall advise Republic in writing as promptly as practicable. USX shall advise Republic promptly if it elects not to renew or continue any letter of credit that supports payment of the Bonds.

                  If as a result of USX's conveyance of the facilities financed by the proceeds of the 1984 Bonds to UKS or Republic, the 1984 Bonds become due prior to maturity, the following shall occur: (a) USX shall pay the amount due on the 1984 Bonds upon such acceleration (including, if applicable, amounts due under the letter of credit, if any, relating to the 1984 Bonds), (b) Republic shall pay USX interest on the first business day of each month payable in arrears on the principal sum of the 1984 Bonds (i.e., $9,000,000) at a rate equal to the average rate of interest on the 1984 Bonds for the preceding year, and (c) Republic shall pay USX an amount equal to the principal sum of the 1984 Bonds (i.e., $9,000,000) on the maturity date thereof (December 1, 2001).

                  6. (a) The following shall be "Events of Default" under this
Agreement:

                     (i) Republic shall fail to make any payment hereunder
                  when due and such failure shall continue for two business days after Republic becomes aware thereof;

                     (ii) Republic shall fail to comply with any other
                  covenant contained in this Agreement and such failure shall continue for more than thirty (30) days after Republic becomes aware of it provided that such period shall be extended to the extent (but only to the extent) it does not precipitate an Event of Default under the applicable Bond Documents;

                     (iii) Republic shall make a general assignment for
                  the benefit of creditors, or file or have filed a petition in bankruptcy, or a petition or answer seeking a readjustment of Republic's indebtedness under the United States Bankruptcy Code or any similar law or code, or Republic shall consent to the appointment of a receiver or trustee of any of its respective properties; or

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                     (iv)  Republic shall be adjudged bankrupt or
                  insolvent, or a petition or proceedings for bankruptcy shall be filed against Republic, and Republic shall admit the material allegations thereof, or an order, judgment, or decree shall be made approving such a petition, and such order, judgment or decree shall not be vacated or stayed within sixty
                  (60) days of its entry, or a receiver or trustee shall be appointed for Republic or its properties or any part thereof and remain in possession thereof for sixty (60) days.

                  (b) Upon the occurrence of any one or more Events of Default pursuant to subparagraphs (iii) or (iv) of paragraph 6(a), all sums then or thereafter due hereunder shall become immediately due and payable. Upon the occurrence of any one or more of the other Events of Default, all sums then or hereafter due hereunder shall, at USX's option, immediately become due and payable. Overdue amounts shall bear interest at a rate of interest equal to that announced from time to time by Morgan Guaranty Trust Company of New York as its "prime rate" plus two percent per annum.

                  7. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreement, whether written or oral, that may have been made or entered into by any party hereto (or by any director, officer or representative of such parties) relating to the matters contemplated hereby. By its execution and delivery of this Agreement, USX releases UKS from its obligations with respect to the Bonds under the Asset Agreements and the 1995 Participation Agreement. It is the intent of the parties that the obligations agreed to by Republic under this Agreement supercede any obligations with respect to the Bonds Republic would succeed to under the Asset Agreements and the 1995 Participation Agreement.

                  8. The recitals set forth at the beginning of this Agreement are true and correct and are incorporated into the terms of this Agreement.

                  9. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns. Notwithstanding the foregoing, no party may assign its rights or obligations under this Agreement without the written consent of the other.

                  10. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

                  11. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

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                                                                               5

                  12. Each of the parties hereto agrees to execute all documents and instruments and to take or to cause to be taken all actions that are necessary or appropriate to complete the transactions contemplated by this Agreement.

                  13. No waiver of any provision of this Agreement shall be valid unless it is in writing and executed by the party to be charged. The waiver by any party of any breach of this Agreement (whether in writing, by course of conduct or otherwise) shall not operate or be construed as a waiver of any subsequent breach.

                  14. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies under or by reason of this Agreement. Each party represents that it is entering into this Agreement as principal for its own account and not as an agent for any other party.

                  15. By its execution in the space hereinafter provided, Kobe Steel, Ltd. acknowledges the appropriateness of this agreement and its consent to the execution and delivery of this agreement by the parties hereto.

                  16. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


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                  Witness the due execution hereof.



                                             USX Corporation


                                        By:
                                           -------------------------------------
                                        Name:    A.E. Ferrara, Jr.
                                        Title:   Vice President



                                        Republic International Technologies, LLC



                                        By:
                                           -------------------------------------
                                        Name:    Thomas N. Tyrrell
                                        Title:   Chief Executive Officer